                                              Filed Pursuant to Rule 424(b)(2)
                                          Registration Statement No. 333-44615

                SUPPLEMENT TO BRAKE HEADQUARTERS U.S.A., INC.
                        PROSPECTUS DATED JULY 23, 1998

         On September 14, 1998, Mr. Joseph Ende entered into agreements with two debentureholders, Gundyco in Trust for RRSP550-98866-19 ("Gundyco") and Excalibur Limited Partnership ("Excalibur"), (collectively, the "Debentureholders") to repurchase an aggregate of $850,000 of 5% Convertible Debentures dated November 7, 1997 (the "Debentures") prior to November 2, 1998. The Debentures mature on November 7, 1998 and are convertible into Common Stock at the rate of 82.5% of the average closing bid price of the Company's Common Stock for the five trading days preceding conversion. To date, Mr. Ende has purchased $550,000 of the Debentures and converted $100,000 of them into 614,375 shares of Common Stock. As of October 15, 1998, the remaining $750,000 of Debentures were convertible into approximately 5,387,931 shares of Common Stock at an assumed rate of $.1392 per share. The shares of Common Stock underlying the $850,000 of Debentures were registered for resale by Gundyco and Excalibur as part of this Registration Statement.

         In view of the foregoing, the Selling Securityholders table set forth on pages 20-23 of this Prospectus is revised to add the following information:

                      Amount and
                      Nature                                                   Securities
                      Beneficial                 Securities to                 Beneficially         Percent of
                      Ownership(1)                 Be Sold                     Owned                Class
                      ---------                  ----------                    After                After
               Shares(3)      Warrants(4)    Shares(3)   Warrants(4)           Offering             Offering(2)
               ---------      -----------    ---------   -----------           --------             -----------
Joseph Ende    2,960,407(14)     -0-          614,375       -0-                2,346,032                   47.9%(15)

(14) Includes 614,375 shares issed upon conversion of $100,000 of the 1997 Debentures which were purchased from the Debentureholders, and also includes 270,000 shares issuable upon exercise of currently exercisable options. Does not include 5,387,931 shares of Common Stock issuable as of October 15, 1998, upon conversion of the remaining $750,000 of the 1997 Debentures including $450,000 principal amount which Mr. Ende has closed on October 9, 1998 and the remaining $300,000 for which Mr. Ende has an option to purchase from the Debentureholders. In the event that Mr. Ende was to convert the remaining $750,000 of Debentures, he would then own beneficially 8,348,338 (73.9%) of the 11,293,773 shares then outstanding.

(15) Based on 5,905,842 shares of Common Stock outstanding as of October 19,
1998.

Dated: October 23, 1998